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May 26, 2017

Fidelity Aberdeen Street Trust

245 Summer Street

Boston, MA 02210

Re: Post-Effective Amendment No. 105 to the Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to Fidelity Aberdeen Street Trust, a Delaware statutory trust (the “Trust”) and its series Fidelity Advisor Freedom 2005 Fund, Fidelity Advisor Freedom 2010 Fund, Fidelity Advisor Freedom 2015 Fund, Fidelity Advisor Freedom 2020 Fund, Fidelity Advisor Freedom 2025 Fund, Fidelity Advisor Freedom 2030 Fund, Fidelity Advisor Freedom 2035 Fund, Fidelity Advisor Freedom 2040 Fund, Fidelity Advisor Freedom 2045 Fund, Fidelity Advisor Freedom 2050 Fund, Fidelity Advisor Freedom 2055 Fund, Fidelity Advisor Freedom 2060 Fund, Fidelity Advisor Freedom Income Fund, Fidelity Flex Freedom 2005 Fund, Fidelity Flex Freedom 2010 Fund, Fidelity Flex Freedom 2015 Fund, Fidelity Flex Freedom 2020 Fund, Fidelity Flex Freedom 2025 Fund, Fidelity Flex Freedom 2030 Fund, Fidelity Flex Freedom 2035 Fund, Fidelity Flex Freedom 2040 Fund, Fidelity Flex Freedom 2045 Fund, Fidelity Flex Freedom 2050 Fund, Fidelity Flex Freedom 2055 Fund, Fidelity Flex Freedom 2060 Fund, Fidelity Flex Freedom Income Fund, Fidelity Freedom 2005 Fund, Fidelity Freedom 2010 Fund, Fidelity Freedom 2015 Fund, Fidelity Freedom 2020 Fund, Fidelity Freedom 2025 Fund, Fidelity Freedom 2030 Fund, Fidelity Freedom 2035 Fund, Fidelity Freedom 2040 Fund, Fidelity Freedom 2045 Fund, Fidelity Freedom 2050 Fund, Fidelity Freedom 2055 Fund, Fidelity Freedom 2060 Fund, and Fidelity Freedom Income Fund (the “Funds”), in connection with Post-Effective Amendment No. 105 to the Trust’s Registration Statement on Form N-1A (the “Amendment”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Amendment relates to the registration of shares of the Fidelity Flex Freedom Funds, the Class Z6 shares of each Fidelity Advisor Freedom Fund, Class K shares of each Fidelity Freedom Fund and Class K6 shares of each Fidelity Freedom Fund.

In connection with the opinions set forth herein, you have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things, copies of the following: the Amendment; the Amended and Restated Trust Instrument of the Trust dated July 16, 2009, as amended; and the By-Laws of the Trust dated April 23, 2009 (the “By-Laws”).  In addition, we have reviewed and relied upon a Certificate issued by the Delaware Secretary of State.  We have assumed that the By-Laws have been duly adopted by the Trustees.  We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinions expressed below.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii)

that any resolutions provided have been duly adopted by the Funds’ Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of each Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.  Where documents are referred to in resolutions approved by the Board of Trustees, or in the Amendment, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Amendment or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Based upon the foregoing, we are of the opinion that:

1.

The Trust has been duly formed and is validly existing as a statutory trust under the laws of the state of Delaware; and

2.

the Shares registered under the Securities Act, when issued in accordance with the terms described in the Amendment, will be legally issued, fully paid and non-assessable by the Trust.

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom.  The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.  We hereby consent to the use of this opinion as an exhibit to the Amendment.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

We are members of the Bar of the Commonwealth of Massachusetts and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the Commonwealth of Massachusetts.  We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware.

Very truly yours,

/s/ Dechert LLP

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